Exhibit (a)(23)
December 18, 2007
RE: INFORMATION REGARDING TENDER OFFER
Most of you have become aware of a tender offer that is being extended to replace certain stock option grants that have become subject to IRS penalties as a result of having revised measurement dates. Please note that not all grants are affected. Only those grants to employees subject to U.S. taxes which have revised measurement dates AND which resulted in a compensation charge to the Company AND which vest after Dec. 31, 2004 (see list of grant dates below) are included in the tender offer which is designed to correct the problem. You should have already received a separate e-mail notification if you hold an affected option grant, but if you have questions regarding the tender offer or whether you hold options that are subject to this penalty, please contact the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com.
The following table contains the grant dates of the option grants included in the tender offer:

1/28/2000	3/26/2001	6/10/2002	3/14/2003	3/3/2004	1/21/2005	1/1/2006
5/26/2000	4/17/2001	6/25/2002	8/25/2003	5/17/2004	4/18/2005	1/2/2006
6/1/2000	10/1/2001	10/8/2002	9/10/2003	8/9/2004	10/13/2005	1/5/2006
6/13/2000			12/24/2003	8/16/2004	10/21/2005	1/9/2006
6/15/2000					10/31/2005	1/11/2006
6/29/2000					11/14/2005	1/16/2006
11/20/2000					11/17/2005	1/19/2006
11/21/2005
11/23/2005
11/28/2005
12/5/2005
12/12/2005
12/19/2005
Regards,

Steve Workman